U.K. Form RSU Inducement Grant (Sept 2024)
REPLIMUNE GROUP, INC.
RESTRICTED STOCK UNIT GRANT AGREEMENT

Participant:	%%FIRST_NAME%-% %%LAST_NAME%-%
Date of Grant:	%%OPTION_DATE,'Month DD, YYYY'%-%
Restricted Units Granted:	%%TOTAL_SHARES_GRANTED,'999,999,999'%-%

RECITALS
Pursuant to the terms of the employment engagement between Replimune Limited, (the “Company”) and the Participant (as it may be amended from time to time, the “Employment Arrangement”), the Company agreed to provide for the grant of restricted stock units to the Participant on the terms and subject to the conditions set forth herein. The Committee has decided to make this grant of restricted stock units as an inducement material for the Participant to enter into employment with the Company and to align the Participant’s interests with those of the Company and its stockholders. The grant of the restricted stock units provided for herein is intended to constitute an “employment inducement grant” as described in Rule 5635(c)(4), or any successor provision, of the Nasdaq Listing Rules, and is not being issued under the Replimune Group, Inc. 2018 Omnibus Incentive Compensation Plan and the Sub-Plan for U.K. Employees, as amended from time to time (together, the “Plan”). Capitalized terms used herein and not otherwise defined will have the meanings set forth in the Plan.
1.Grant of Stock Units.
(a)Grant. In accordance with the employment inducement grant exception to the shareholder-approval requirements of the Nasdaq Stock Market set forth in Rule 5635(c)(4), or any successor provision, of the Nasdaq Listing Rules, the Company hereby grants to the Participant the number of restricted stock units set forth above (the “Stock Units”), on the terms and subject to the conditions set forth in this Restricted Stock Unit Grant Agreement (this “Agreement”) and, subject to Section 1(c) below, otherwise on terms identical to the terms provided in the Plan. In the event of any conflict between this Agreement and the Plan, this Agreement shall control. Each Stock Unit represents the right of the Participant to receive a share of common stock, $0.001 par value per share, of the Company (“Company Stock”) on the applicable payment date set forth in Section 5 below. The Company shall timely file with the Securities and Exchange Commission a registration statement on Form S-8 registering the shares of Company Stock represented by the Stock Units.
(b)Inducement Award. The Participant acknowledges that the grant of the Stock Units hereunder satisfies in full the Company’s obligation to provide the Participant a restricted stock unit grant as described in the Employment Arrangement. The Participant acknowledges

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that the grant of the Stock Units hereunder is intended to be in consideration for, in part, the restrictive covenants set forth in the Employment Arrangement.
(c)Incorporation by Reference. It is understood that the Stock Units are not being granted pursuant to the Plan; provided, however, that this Agreement shall be construed and administered in a manner consistent with the provisions of the Plan as if granted pursuant thereto, the terms of which are incorporated herein by reference (including, without limitation, any interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan, which shall be deemed to apply to the Stock Units granted hereunder without any further action of the Committee, unless expressly provided otherwise by the Committee). The Committee shall have final authority to interpret and construe the terms of this Agreement and the Plan’s terms as they are incorporated herein by reference and deemed to apply to the Stock Units granted hereunder, and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and the Participant’s beneficiaries in respect of any questions arising under the Plan or this Agreement. The Participant acknowledges that the Participant has received a copy of the Plan, the official prospectus for the Plan, which is available by accessing the Company’s intranet at www.replimune.com, and the official prospectus for this Agreement. The Participant also acknowledges that the Participant had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan, as incorporated into this Agreement. Paper copies of the Plan, the official Plan prospectus, and the official prospectus for this Agreement are available by contacting the Chief Financial Officer or the General Counsel of the Company. For the avoidance of doubt, neither the Stock Units granted hereunder nor any shares of Company Stock issued upon settlement of such Stock Units shall reduce the number of shares of Company Stock available for issuance pursuant to Grants granted under the Plan.
2.Stock Unit Account. Stock Units represent hypothetical shares of Company Stock, and not actual shares of stock. The Company shall establish and maintain a Stock Unit account, as a bookkeeping account on its records, for the Participant and shall record in such account the number of Stock Units granted to the Participant. No shares of Company Stock shall be issued to the Participant at the time the grant is made, and the Participant shall not be, and shall not have any of the rights or privileges of, a stockholder of the Company with respect to any Stock Units recorded in the Stock Unit account. The Participant shall not have any interest in any fund or specific assets of the Company by reason of this award or the Stock Unit account established for the Participant.
3.Vesting.
(a)The Stock Units shall become vested according to the vesting table in Exhibit A, detailing the vesting dates (each, an individual “Vesting Date”), provided that the Participant continues to be employed by, or provide approved service to, the Employer from the Date of Grant until the applicable Vesting Date. The following table defines which date is assigned as the annual vesting date (the “Designated Vesting Date”) based on the grant date.

Grant Date	Designated Vesting Date*

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January 1 – March 31	February 15th of the next calendar year
April 1 – June 30	May 15th of the next calendar year
July 1 – September 30	August 15th of the next calendar year
October 1 – December 30	November 15th of the next calendar year
    * If a Designated Vesting Date falls on a weekend, federal holiday or any other day the Nasdaq Global Market is closed for trading, such Designated Vesting Date will become the next active trading day of the Company’s common stock.

(b)The vesting of the Stock Units shall be cumulative, but shall not exceed 100% of the Stock Units. If the foregoing schedule would produce fractional Stock Units, the number of Stock Units that vest shall be rounded down to the nearest whole Stock Unit and the fractional Stock Units will be accumulated so that the resulting whole Stock Units will be included in the number of Stock Units that become vested on the last Vesting Date.
(c)If the Participant’s employment or service terminates on account of the Participant’s death or Disability before the last Vesting Date, any unvested Stock Units shall become fully vested upon such termination of employment or service.
(d)In the event of a Change of Control, the provisions of the Plan applicable to a Change of Control shall apply to the Stock Units, and, in the event of a Change of Control, the Committee may take such actions as it deems appropriate as described in the Plan. In addition, if the Company is not the surviving corporation (or survives only as a subsidiary of another corporation) as a result of a Change of Control and the Stock Units are assumed by, or replaced with an award with comparable terms by, the surviving corporation (or parent or subsidiary of the surviving corporation) and the Participant’s employment or service is terminated by the Employer without Cause or by the Participant for Good Reason (if applicable) upon or within 12 months following a Change of Control and before the Stock Units are fully vested in accordance with the vesting schedule set forth in Section 3(a) above, any unvested Stock Units shall become fully vested upon such termination of employment or service. In the event that the surviving corporation (or a parent or subsidiary of the surviving corporation) does not assume or replace the Stock Units with an award with comparable terms, and the Participant is employed by, or providing services to, the Employer on the date of the Change of Control, any unvested Stock Units shall become fully vested upon the date of the Change of Control.
(e)For purposes of this Agreement, the Participant’s employment or service will be deemed to terminate on the date that the Participant ceases to be actively employed by, or providing services to, the Employer and shall not be extended by any notice period mandated or implied under local law (i) during or for which the Participant receives pay in lieu of notice or severance pay or is on garden or similar leave or (ii) during which the Participant remains employed or providing services, but is not actively working. The Company shall have the sole discretion to determine when the Participant is no longer in active employment or service for purposes of this Agreement, without reference to any other agreement, written or oral, including the Participant’s contract of employment or service.

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4.Termination of Stock Units. If the Participant ceases to be employed by, or provide approved service to, the Employer for any reason before all of the Stock Units vest, any unvested Stock Units shall automatically terminate and shall be forfeited as of the date of the Participant’s termination of employment or service. No payment shall be made with respect to any unvested Stock Units that terminate as described in this Section 4.
5.Payment of Stock Units.
(a)If and when the Stock Units vest, the Company shall issue to the Participant one share of Company Stock for each vested Stock Unit, subject to applicable Withholding Taxes (as defined below). Payment shall be made within 30 days after the applicable Vesting Date.
(b)All obligations of the Company under this Agreement shall be subject to the rights of the Employer as described in the Plan to withhold amounts required by law to be withheld, collected or accounted for with respect to any income tax (including U.S. federal, state, and local tax and/or foreign income tax), employment tax (including FICA), payroll tax, social security tax, social insurance, national insurance and other contributions, payment on account obligations, national and local tax or other amounts required to be withheld, collected or accounted for by the Employer in connection with any taxable event with respect to the payment of the Stock Units (“Withholding Taxes”). The Participant irrevocably (i) has elected, as of the Date of Grant, to sell shares of Company Stock in an amount having an aggregate Fair Market Value equal to the Withholding Taxes, and to allow the Company’s designated broker (the “Broker”) to remit the cash proceeds of such sale to the Employer (a “Sell to Cover”) and (ii) directs the Employer to make a cash payment to satisfy the Withholding Taxes from the cash proceeds of such sale directly to the appropriate taxing authorities. To the extent the Sell to Cover does not cover all Withholding Taxes due, the Participant shall be required to pay to the Employer, or make other arrangements satisfactory to the Employer to provide for the payment of, any Withholding Taxes that the Employer is required to withhold with respect to the Stock Units.
(c)Regardless of any action the Employer takes with respect to any such Withholding Taxes, the Participant acknowledges that the ultimate liability for all such Withholding Taxes legally due by the Participant is and remains the Participant’s responsibility and may exceed the amount withheld by the Employer. The Participant further acknowledges that the Employer (i) makes no representations or undertakings regarding the treatment of any Withholding Taxes in connection with any aspect of the Stock Units, including the grant, vesting or payment of the Stock Units and the subsequent sale of any shares of Company Stock acquired upon payment of the Stock Units and (ii) does not commit to, and is under no obligation to, structure the terms of the grant or any aspect of the Stock Units to reduce or eliminate the Participant’s liability for Withholding Taxes. Further, if the Participant has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, then the Participant acknowledges that the Employer may be required to collect, withhold or account for Withholding Taxes in more than one jurisdiction.
(d)As a condition to participation in the Plan and the grant of the Stock Units, the Participant hereby agrees to accept all liability for and pay all secondary Class 1 National

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Insurance Contributions which would otherwise be payable by the Company (or any successor or any subsidiary employing or retaining or previously employing or retaining the Participant) with respect to the payment of the Stock Units or any other event giving rise to taxation in respect of the Stock Units (the “Employer NICs”). The Participant agrees that to the extent requested by the Company, the Participant will execute, within the time period specified by the Company, a joint election, and any other consent or elections required to effect the transfer of the Employer NICs. The Participant further agrees to execute such other joint elections as may be required between the Participant and any successor to the Company and/or the Participant’s employer. The Participant further agrees that the Company and/or the Participant’s employer may collect the Employer NICs by any of the means set forth in this Agreement.
(e)The Participant indemnifies the Company and the Employer for any Withholding Taxes that may be payable with respect to the full number of shares of Company Stock vested and issued (including those shares of Company Stock that are deemed issued).
(f)The obligation of the Company to deliver Company Stock following vesting of the Stock Units shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate by the Committee, including such actions as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations.
6.No Stockholder Rights. Neither the Participant, nor any person entitled to receive payment in the event of the Participant’s death, shall have any of the rights and privileges of a stockholder with respect to shares of Company Stock, including voting, dividend rights or dividend equivalent rights, until certificates for shares have been issued upon payment of Stock Units. The Participant acknowledges that no election under Section 83(b) of the Code is available with respect to Stock Units.
7.No Employment or Other Rights. The grant of the Stock Units shall not confer upon the Participant any right to be retained by or in the employ or service of any Employer and shall not interfere in any way with the right of any Employer to terminate the Participant’s employment or service at any time. Subject to the terms of any employment agreement between the Participant and the Employer and applicable law, the right of any Employer to terminate at will the Participant’s employment or service at any time for any reason is specifically reserved.
8.Assignment and Transfers. Except as the Committee may otherwise permit, the rights and interests of the Participant under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Participant, by will or by the laws of descent and distribution. In the event of any attempt by the Participant to alienate, assign, pledge, hypothecate, or otherwise dispose of the Stock Units or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Stock Units by notice to the Participant, and the Stock Units and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the

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Company’s parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Participant’s consent.
9.Applicable Law; Jurisdiction. The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof. Any action arising out of, or relating to, any of the provisions of this Agreement shall be brought only in the United States District Court for the District of Massachusetts, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Boston, Massachusetts, and the jurisdiction of such court in any such proceeding shall be exclusive. Notwithstanding the foregoing sentence, on and after the date a Participant receives shares of Company Stock hereunder, the Participant will be subject to the jurisdiction provision set forth in the Company’s bylaws.
10.Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the Chief Financial Officer at the corporate headquarters of the Company, and any notice to the Participant shall be addressed to such Participant at the current address shown on the payroll of the Employer, or to such other address as the Participant may designate to the Employer in writing. Any notice shall be delivered by hand, or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service or by the postal authority of the country in which the Participant resides or to an internationally recognized expedited mail courier.
11.Company Policies. The Participant agrees that payment to the Participant shall be made in such manner and on such terms and conditions as may be required by the Committee and the Employer shall be entitled to set off against the amount of any such payment any amounts otherwise owed to the Participant by the Employer, to the extent permitted by applicable law. In addition, the Participant agrees that the Stock Units shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board or imposed under applicable rule or regulation from time to time.
12.Application of Section 409A of the Code. This Agreement is intended to be exempt from section 409A of the Code under the “short-term deferral” exception and to the extent this Agreement is subject to section 409A of the Code, it will in all respects be administered in accordance with section 409A of the Code.
13.No Entitlement or Claims for Compensation. In connection with the acceptance of the grant of the Stock Units under this Agreement, the Participant acknowledges the following:
(a)the Plan is established voluntarily by the Company, the grant of the Stock Units is made at the discretion of the Committee, are subject to the Plan and the Plan may be modified, amended, suspended or terminated by the Company at any time;

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(b)the grant of the Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of equity awards, or benefits in lieu of them, even if equity awards have been granted repeatedly in the past;
(c)all decisions with respect to future grants of awards, if any, will be at the sole discretion of the Committee;
(d)the Participant is voluntarily participating in the inducement grant and the Plan;
(e)the Stock Units and any shares of Company Stock acquired thereunder are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Employer or any affiliate and which are outside the scope of the Participant’s employment contract, if any;
(f)the Stock Units and any shares of Company Stock acquired thereunder are not to be considered part of the Participant’s normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, payment in lieu of notice, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(g)the Stock Units and the shares of Company Stock underlying the Stock Units are not intended to replace any pension rights or compensation;
(h)the grant of the Stock Units and the Participant’s participation in receiving the grant or participation in the Plan will not be interpreted to form an employment contract or relationship with the Employer;
(i)the future value of the shares of Company Stock underlying the Stock Units is unknown and cannot be predicted with certainty. If the Stock Units are paid pursuant to this Agreement, the value of the acquired shares of Company Stock may increase or decrease;
(j)the Participant understands that the Company is not responsible for any foreign exchange fluctuation between the United States Dollar and the Participant’s local currency that may affect the value of the Stock Units or the underlying shares of Company Stock;
(k)the Participant shall have no rights, claim or entitlement to compensation or damages as a result of the Participant’s cessation of employment or service for any reason whatsoever, whether or not in breach of contract or local labor law, insofar as these rights, claim or entitlement arise or may arise from the Participant’s ceasing to have rights under or be entitled to the Stock Units as a result of such cessation or loss or diminution in value of the Stock Units or any of the shares received upon payment of the Stock Units as a result of such cessation, and the Participant irrevocably releases his or her Employer from any such rights, entitlement or claim that may arise. If, notwithstanding the foregoing, any such right or claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Participant shall be deemed to have irrevocably waived his or her entitlement to pursue such rights or claim; and,

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(l)the Participant has no right to compensation or damages on account of any loss in respect of the Stock Units where the loss arises or is claimed to arise in whole or part from: (i) the termination of Participant’s office or employment; or (ii) notice to terminate Participant’s office or employment. This exclusion of liability shall apply however termination of office or employment, or the giving of notice, is caused, and however compensation or damages are claimed. For the purpose of the Plan, the implied duty of trust and confidence is expressly excluded.
14.Data Privacy.
(a)The Participant hereby acknowledges and understands the collection, use, disclosure and transfer, in electronic or other form, of his or her personal data as described in this Agreement by and among, as applicable, his or her employer, the Company and its affiliates for the exclusive purpose of implementing, administering and managing his or her participation in the inducement grant or the Plan.
(b)The Participant understands that the Company and its affiliates (including his or her employer), as applicable, hold certain personal information about him or her regarding the Participant’s employment, the nature and amount of the Participant’s compensation and the fact and conditions of the Participant’s participation in the inducement grant or the Plan, including, but not limited to, his or her name, home address, telephone number and e-mail address, date of birth, social insurance number or other identification number, salary, nationality, job title, any equity or directorships held in the Company and its affiliates, details of all stock units or any other entitlement to equity awarded, canceled, exercised, vested, unvested or outstanding in his or her favor, for the purpose of implementing, administering and managing the Plan (the “Data”).
(c)The Participant understands that the Data may be transferred to the Company, its affiliates and any third parties assisting in the implementation, administration, and management of the inducement grant or the Plan, that these recipients may be located in his or her country, or elsewhere, and that the recipient’s country may have a lower standard of data privacy laws and protections than the Participant’s country of residence. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative. The Participant understands that the recipients receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the inducement grant or the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. The Participant understands that the Data will be held only as long as is necessary to implement, administer and manage his or her participation in the inducement grant or the Plan. The Participant understands that he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data, object to or request restriction of the processing of his or her Data or refuse or withdraw any consents provided to the Company herein, in any case without cost, by contacting in writing his or her local human resources

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representative. The Participant understands, however, that objecting to or requesting restriction of the processing of his or her Data may affect his or her ability to participate in the inducement grant or the Plan. For more information on the processing of his or her Data and other personal data, the Participant is referred to the Privacy Notice provided to him or her by his or her employer.
By electronic acceptance, the Participant hereby accepts the award of Stock Units described in this Agreement, and agrees to be bound by the terms of this Agreement. The Participant hereby agrees that all decisions and determinations of the Committee with respect to the Stock Units shall be final and binding.

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Exhibit A
Vesting Schedule

Units Vesting	Vesting Date

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